Exhibit 23
Consent of Independent Registered Public Accounting Firm
     We have issued our reports dated February 24, 2009, with respect to the consolidated financial statements, schedule and internal control over financial reporting included in the Annual Report of Key Energy Services, Inc. on Form 10-K for the year ended December 31, 2008. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Key Energy Services, Inc. on Form S-8 (File No. 333-146293, effective September 25, 2007, File No. 333-146294, effective September 25, 2007 and File No. 333-150098, effective April 4, 2008) and on Form S-4 (File No. 333-151166, effective May 23, 2008).
/s/ GRANT THORNTON LLP
Houston, Texas